MEDMEN ENTERPRISES INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
MARCH 25, 2023 AND MARCH 26, 2022

1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of MedMen Enterprises Inc. (“MedMen Enterprises”, “MedMen”, the “Company”, “we” or “our”) is for the three and nine months ended March 25, 2023 and March 26, 2022. The following discussion should be read in conjunction with, and is qualified in its entirety by, the unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022, for which our independent auditors have not performed a review in accordance with the standards established by the Chartered Professional Accountants of Canada or the U.S. Public Company Accounting Oversight Board for a review of interim financial statements by an entity's auditors. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons.
We are a smaller reporting and emerging growth company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.
All references to “$” and “dollars” refer to U.S. dollars. References to C$ refer to Canadian dollars. Certain totals, subtotals and percentages throughout this MD&A may not reconcile due to rounding.
Our fiscal year is a 52/53-week year ending on the last Saturday in June or first Saturday in July. For the current interim period, the three and nine months ended March 25, 2023 and March 26, 2022 refer to the 13 weeks ended therein.
Restatement
During the nine months ended March 25, 2023, we identified errors that resulted in misstatements of certain assets and liabilities as of June 25, 2022 as well as misstatements of certain income and expenses for the year ended June 25, 2022 included in the our Annual Report on Form 10-K for the fiscal year ended June 25, 2022, as filed with the SEC on September 9, 2022 (the "2022 Form 10-K"). We assessed the materiality of these misstatements in accordance with Accounting Standards Codification ("ASC") 250, "Accounting Changes and Error Corrections," Staff Accounting Bulletin ("SAB") No. 99, "Materiality" and SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" and determined that these corrections were material to the previously issued financial statements, and as such, required restatement of our audited consolidated financial statements as of and for the year ended June 25, 2022 as originally filed in the 2022 Form 10-K1. The preliminary net impact of these estimated adjustments on our consolidated financial statements as of and for the fiscal year ended June 25, 2022 was also separately furnished in our Current Report on Form 8-K filed on May 22, 2023. The restatement of our audited consolidated financial statements as of and for the year ended June 25, 2022 would also result in a restatement of our reviewed condensed consolidated financial statements as of and for the three months ended September 24, 2022 and the three and six months ended December 24, 2022.
In addition, the unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 are subject to the completion of our restatement analysis and financial close and reporting process; have not been audited, reviewed, or compiled by our independent registered public accounting firm; and are subject to change. The unaudited interim condensed consolidated financial statements have been prepared internally by us and are still the subject of review by our independent registered public accounting firm. While we believe that the unaudited interim condensed consolidated financial statements for the three and nine months ended March 25, 2023 on which this MD&A is based fairly represents the expected impact of the restatement on our results of operations, additional material weaknesses may be identified, further adjustments may arise, including with respect to changes on our balance sheet, and the restated financial statements as of and for the fiscal year ended June 25, 2022 to be included in amendments to the prior annual and quarterly reports, as applicable, will reflect any such additional adjustments. The information and expected impact to our historical financial results are preliminary, do not present all information necessary for an understanding of our restated financial condition and are subject to change, potentially materially, as we complete the restatement of our financial statements and our independent registered public accounting
1 In our quarterly report on Form 10-Q for the three months ended September 24, 2022, as filed with the SEC on November 3, 2022 (the "Q1 2023 Form 10-Q"), certain prior period amounts were reclassified between financial statement captions on the audited consolidated balance sheet as of June 25, 2022, as originally reported in our 2022 Form 10-K, in order to conform to the current reporting period presentation. These reclassifications did not impact Total Assets, Total Liabilities or Total Shareholders' Deficit as of June 25, 2022.

firm completes the audit and review thereof. There can be no assurance that our actual financial results for the three and nine month periods ended March 25, 2023 will not differ from the financial information presented herein and such changes could be material. Therefore, undue reliance should not be placed upon these preliminary financial results.
The effect of the adjustments on the financial statement line items within our consolidated balance sheet as of June 25, 2022 is as follows:

	As Adjusted	As Originally Reported(2)	Adjustment

Cash and Cash Equivalents	$11,459,990	$10,795,999	$(663,991)
Accounts Receivable and Prepaid Expenses	$8,515,742	$7,539,767	$(975,975)
Assets Held for Sale	$121,463,527	$123,158,751	$1,695,224
Other Current Assets	$8,873,492	$9,990,992	$1,117,500
Total Current Assets	$160,323,482	$161,496,240	$1,172,758
Operating Lease Right-of-Use Assets	$42,869,004	$47,649,270	$4,780,266
Property and Equipment, Net	$61,010,455	$64,107,792	$3,097,337
Intangible Assets, Net	$40,992,189	$35,746,114	$(5,246,075)
Other Non-Current Assets	$5,665,061	$4,414,219	$(1,250,842)
Total Assets	$320,670,241	$323,223,684	$2,553,443
Accounts Payable and Accrued Liabilities	$33,086,099	$38,905,818	$5,819,719
Other Current Liabilities	$16,702,520	$16,704,283	$1,763
Current Portion of Operating Lease Liabilities(2)	$10,543,088	$10,925,128	$382,040
Liabilities Held for Sale	$86,781,694	$86,595,102	$(186,592)
Total Current Liabilities	$313,574,449	$319,591,380	$6,016,931
Operating Lease Liabilities(2)	$50,950,445	$50,917,244	$(33,201)
Total Liabilities	$635,752,690	$641,736,420	$5,983,730
Accumulated Deficit(1)(2)	$(897,299,299)	$(901,758,875)	$(4,459,576)
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$159,929,574	$155,469,998	$(4,459,576)
Non-Controlling Interest(1)(2)	$(475,012,023)	$(473,982,734)	$1,029,289
Total Shareholders' Deficit(1)	$(315,082,449)	$(318,512,736)	$(3,430,287)
Total Liabilities and Shareholders' Deficit(1)	$320,670,241	$323,223,684	$2,553,443

(1) The tax effect of the adjustments are immaterial.
(2) In the Q1 2023 Form 10-Q, certain prior period amounts were reclassified between financial statement captions on the audited consolidated balance sheet as of June 25, 2022, as originally reported in the 2022 Form 10-K, in order to conform to the current reporting period presentation as follows:

	As Originally Reported	As Adjusted	Adjustment

Current Portion of Operating Lease Liabilities	$17,750,863	$10,925,128	$(6,825,735)
Operating Lease Liabilities	$44,091,509	$50,917,244	$6,825,735
Accumulated Deficit	$(905,420,836)	$(901,758,875)	$3,661,961
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.	$151,808,037	$155,469,998	$3,661,961
Non-Controlling Interest	$(470,320,773)	$(473,982,734)	$(3,661,961)

The effect of the adjustments on the financial statement line items within our consolidated statement of changes in shareholders' deficit for the fiscal year ended June 25, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(897,299,299)	$(901,758,875)	$(4,459,576)
Total Equity Attributable to Shareholders of MedMen	$159,929,574	$155,469,998	$(4,459,576)
Non-Controlling Interest	$(475,012,023)	$(473,982,734)	$1,029,289
Total Shareholders' Deficit	$(315,082,449)	$(318,512,736)	$(3,430,287)
The effect of the adjustments on the financial statement line items within our unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet for the three months ended and as of September 24, 2022, respectively, is as follows:

	As Adjusted	As Originally Reported	Adjustment

Impairment Expense	$1,039,254	$1,663,911	$624,657
Total Operating Expenses	$19,856,710	$20,481,367	$624,657
Loss from Operations	$(5,000,334)	$(5,624,991)	$(624,657)
Loss from Continuing Operations before Income Tax Benefit (Expense)	$(17,440,549)	$(18,065,206)	$(624,657)
Net loss from Continuing Operations(1)	$(19,634,091)	$(20,258,748)	$(624,657)
Net Income from Discontinued Operations, Net of Taxes(1)	$24,170,756	$24,306,649	$135,893
Net Income(1)	$4,536,665	$4,047,901	$(488,764)
Net Loss Attributable to Non-Controlling Interest(1)(2)	$(88,851)	$(112,312)	$(23,461)
Net Loss Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$4,625,516	$4,160,213	$(465,303)
Accumulated Deficit(1)(2)	$(897,148,677)	$(897,613,980)	$(465,303)
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$160,996,760	$160,531,457	$(465,303)
Non-Controlling Interest(1)(2)	$(474,071,585)	$(474,095,046)	$(23,461)
Total Shareholders' Deficit(1)	$(313,074,825)	$(313,563,589)	$(488,764)
Total Liabilities and Shareholders' Deficit(1)	$251,620,356	$251,131,592	$(488,764)

(1) The tax effect of the adjustments are immaterial.
(2) The allocation of the cumulative net adjustment between the shareholders of MedMen Enterprises Inc. and our non-controlling interest is an estimate based on the allocation percentage we calculated for our Q1 2023 Form 10-Q.
The effect of the adjustments on the financial statement line items within our consolidated statement of changes in shareholders' deficit for the three months ended September 24, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(897,148,677)	$(897,613,980)	$(465,303)
Total Equity Attributable to Shareholders of MedMen	$160,996,760	$160,531,457	$(465,303)
Non-Controlling Interest	$(474,071,585)	$(474,095,046)	$(23,461)
Total Shareholders' Deficit	$(313,074,825)	$(313,563,589)	$(488,764)

The effect of the adjustments on the financial statement line items within our unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet for the six months ended and as of December 24, 2022, respectively, is as follows:

	As Adjusted	As Originally Reported	Adjustment

Revenue	$59,588,153	$59,598,153	$10,000
Cost of Goods Sold	$33,309,373	$29,601,351	$(3,708,022)
Gross Profit	$26,278,780	$29,996,802	$3,718,022
General and Administrative	$36,903,506	$36,452,557	$(450,949)
Impairment Expense	$2,481,297	$6,716,906	$4,235,609
Total Operating Expenses	$39,395,387	$43,180,047	$3,784,660
Loss from Operations	$(13,116,607)	$(13,183,245)	$(66,638)
Loss from Continuing Operations before Income Tax Benefit (Expense)	$(32,607,329)	$(32,673,967)	$(66,638)
Net loss from Continuing Operations(1)	$(39,360,215)	$(39,426,853)	$(66,638)
Net Income from Discontinued Operations, Net of Taxes(1)	$26,005,524	$26,132,489	$126,965
Net Loss(1)(2)	$(13,354,691)	$(13,294,364)	$60,327
Net Loss Attributable to Non-Controlling Interest(1)(2)	$(1,250,033)	$(1,247,161)	$2,872
Net Loss Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$(12,104,658)	$(12,047,203)	$57,455
Accumulated Deficit(1)(2)	$(913,856,359)	$(913,798,904)	$57,455
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$146,380,272	$146,437,727	$57,455
Non-Controlling Interest(1)(2)	$(475,232,767)	$(475,229,895)	$2,872
Total Shareholders' Deficit(1)(2)	$(328,852,495)	$(328,792,168)	$60,327
Total Liabilities and Shareholders' Deficit(1)	$238,414,684	$238,475,011	$60,327

(1) The tax effect of the adjustments are immaterial.
(2) The allocation of the cumulative net adjustment between the shareholders of MedMen Enterprises Inc. and our non-controlling interest is an estimate based upon the allocation percentage we calculated for our quarterly report on Form 10-Q for the three and six months ended December 24, 2022, as filed with the SEC on February 2, 2023.
The effect of the adjustments on the financial statement line items within our consolidated statement of changes in shareholders' deficit for the six months ended December 24, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(913,856,359)	$(913,798,904)	$57,455
Total Equity Attributable to Shareholders of MedMen	$146,380,272	$146,437,727	$57,455
Non-Controlling Interest	$(475,232,767)	$(475,229,895)	$2,872
Total Shareholders' Deficit	$(328,852,495)	$(328,792,168)	$60,327
Overview
MedMen is a cannabis retailer based in the U.S. offering a robust selection of high-quality products, including MedMen-owned brands, LuxLyte, and MedMen Red through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up. As of March 25, 2023 the Company operates 23 store locations across California (13), Nevada (3), Illinois (1), Arizona (1), Massachusetts (1), and New York (4).

The Company continues to market its New York-based assets, which are presented as discontinued operations in our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022.
On March 17, 2023, the Company announced it has changed its auditor from MNP LLP to Marcum LLP for the fiscal year ending July 1, 2023.
On February 17, 2023, the Company announced it had retained ATB Capital Markets Inc. (“ATB”) to assist in the strategic review and potential sale of one or more of the Company’s non-core assets in Arizona, Illinois, and Nevada. ATB has assisted MedMen in evaluating opportunities to divest certain retail and cultivation assets. Management’s decision to evaluate a potential sale of one of more the Company’s non-core states is an effort to bolster liquidity. As a result of this announcement, management conducted an assessment of the recoverability of the carrying basis of its long-lived assets across the retail portfolio. For further information see "Note 5 - Property and Equipment, Net" and "Note 23 - Subsequent Events" of our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022.
On August 22, 2022, the Company completed the sale of its operations in the state of Florida, including its license, dispensaries, inventory and cultivation operations, to Green Sentry Holdings, LLC at the final sales price of $67.0 million which comprised of $63.0 million in cash and $4.0 million in liabilities assumed by the Buyer. The Buyer made a cash payment of $40.0 million at closing, a cash payment of $11.5 million on September 15, 2022, and is required to make one additional installment payments of $11.5 million on or before March 15, 2023. As of March 25, 2023, net proceeds to the Company were $19.5 million after $31.6 million of the cash proceeds was used to repay the Senior Secured Term Loans with Hankey Capital. Proceeds of the transaction to the Company are used to fund operations and pay interest to Hankey Capital while the Senior Secured Term Loans remain outstanding and in default. In addition, the Company licensed the tradename “MedMen” to the Buyer for use in Florida for a period of two years, subject to termination rights, for a quarterly revenue-based fee. Proceeds from the licensure of the trade name have been minimal. All purchased assets and assumed liabilities related to Florida are excluded from our Condensed Consolidated Balance Sheet as of March 25, 2023 and all profits or losses from our Florida operations subsequent to August 22, 2022 are included in the Condensed Consolidated Statements of Operations. Refer to “Note 22 – Discontinued Operations” of our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 for further information.
Other developments during third quarter of fiscal 2023 include:
•We are nearing completion of the construction and build-out of our second store in Illinois expecting to be complete in the next several weeks. The store is located 15 miles northwest of Chicago and in similar proximity to our existing store in Oak Park, IL, in a dense suburban area near restaurants, coffee shops and parks.
•We began the implementation of a new point-of-sale system that replaces the existing system internally developed by us and recognized an impairment loss of $2.4 million.
Subsequent to the end of our fiscal quarter, we executed the following transactions:
•Sale of Florida-based Assets - Amended Purchase Agreement
In March 2023, the Buyer delivered an indemnity claim to us. In April 2023, we entered into a third amendment to the Agreement with the Buyer, wherein the due date of the Buyer's payment of $11.5 million, the Second Installment of the sale proceeds, was extended, and we directed the Buyer to pay $9.8 million of the Second Installment directly to Hankey Capital as a principal repayment of the Facility. The remaining $1.8 million was put into escrow to be used as the sole source of recovery for any monetary relief or monetary damages with respect or pursuant to the indemnity claim. See “Note 23 – Subsequent Events” of our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 for further information.
•Assets Held for Sale and Asset Impairment
We have been in active ongoing discussions with interested parties for the potential dispositions of its retail stores in Emeryville, California; Fenway, Massachusetts and Nevada as well as its retail stores and cultivation facility in Arizona.
We applied all the criteria in ASC 360-10-45-9, "Property, Plant and Equipment - Long-Lived Assets Classified as Held for Sale," to determine whether any of the aforementioned long-lived asset groups should be classified as held for sale as of March 25, 2023 and concluded that none of the material long-lived asset groups met all the requisite criteria as of March 25, 2023, primarily as a result of management not having the unilateral authority to commit to a plan to sell these long-lived asset groups.
However, we also determined that our current expectation that more likely than not, one or more of these long-lived asset groups will be sold or otherwise disposed of before the end of the useful life of the asset group(s) is an impairment triggering event. Our impairment testing resulted in an impairment loss of $9.7 million for the three and nine months ended March 25, 2023 to fully reduce the carrying value of our asset group in Massachusetts, which consisted of an operating lease right-of-use asset and property and equipment.
•Litigation Settlements
Subsequent to March 25, 2023, we entered into a settlement agreement in connection with an employment dispute and another settlement agreement in connection with a dispute with one of our landlords. As the condition that gave rise to each settlement occurred prior to the balance sheet date, we recognized a combined settlement loss of $1.3 million for the three and nine months ended March 25, 2023.
COVID-19 Pandemic
We continuously address the effects of the COVID-19 pandemic. Our business and operating results for the three and nine months ended March 25, 2023, continue to be impacted by the COVID-19 pandemic. The overall impact on our business continues to depend on the length of time that the pandemic continues, the non-reverted impact on consumer purchasing behavior, macro-economic factors such as inflation, and the extent to which it affects our ability to raise capital, and the effect of governmental regulations imposed in response to the pandemic, which all remain uncertain at this time. We continue to implement and evaluate actions to strengthen our financial position and support the continuity of our business and operations.

Erratic Climate

During the three months ended March 25, 2023, which coincided with the recent winter months, we were forced to alter our hours of operations at various of our stores in California and New York due to erratic weather conditions including major rainstorms, severe snowstorms and snow accumulation, power outages and / or inability of employees to commute into work. We experienced loss of revenue and continue to monitor impact to consumer purchasing behavior that may be longer lasting.
Financial Condition and Going Concern
As of March 25, 2023, we had cash and cash equivalents of $7.6 million and working capital deficit of $383.2 million. We incurred net losses from continuing operations of $31.2 million and $70.6 million compared to $19.5 million and $79.3 million for the three and nine months ended March 25, 2023 and March 26, 2022, respectively.
We plan to continue to fund our operations and service our debt and other obligations through the implementation and expansion of our cost savings plan, and various strategic actions, including the potential divesture of one or more of our non-core states, Arizona, Nevada, Massachusetts or Illinois, announced in February 2023, and the sale of New York based assets currently held for sale. The sale of any of these assets will likely take several weeks or months due to customary regulatory requirements. We have made progress in our negotiations of lower costs of occupancy with the master lease landlord and other landlords. We also plan for on-going revenue and vendor strategy of market expansion and retail revenue and gross margin growth. We will need to obtain an extension or a refinancing of its debt-in-default with the secured senior lender. Our annual operating plan estimates we will be able to manage our ongoing operations; however, such will require extending our payment terms with vendors and other service providers. We are party to several litigation matters as described in "Note 18 – Commitments and Contingencies” of our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 that may require use of cash to defend and in some case pay settlements. In total, our cash needs remain significant and primarily related or stemming to matters that precede from years past when decisions were made under the assumption of eminent federal legalization of cannabis, and not achievable under the current macro-economic conditions impacting our cash flow from operations.
If the above strategic actions, including a significant liquidity event from the sale of assets or otherwise, for any reason, are inaccessible, it will have a significantly negative effect on our financial condition. Additionally, we expect to continue to manage our operating expenses and reduce our projected cash requirements through reduction of its operating expenses by delaying new store development, permanently or temporarily closing stores that are deemed to be performing below expectations, and/or implementing other restructuring activities.
The conditions described above raise substantial doubt with respect to our ability to meet our obligations for at least one year from the issuance of these preliminary unaudited interim condensed consolidated financial statements, and therefore, to continue as a going concern.
The following table summarizes certain aspects of the Company’s financial condition as of March 25, 2023 and June 25, 2022:

($ in Millions)	March 25, 2023	June 25, 2022	$ Change	% Change
Cash and Cash Equivalents	$7.6	$11.5	$(3.8)	(33%)
Total Current Assets	$91.1	$160.3	$(69.2)	(43%)
Total Assets	$215.6	$320.7	$(105.1)	(33%)
Total Current Liabilities	$474.3	$313.6	$160.7	51%
Notes Payable, Net of Current Portion	$—	$74.4	$(74.4)	(100%)
Total Liabilities	$573.0	$635.8	$(62.8)	(10%)
Total Shareholders’ Equity	$(357.4)	$(315.1)	$(42.3)	13%
Working Capital Deficit	$(383.2)	$(153.3)	$(230.0)	150%
In August 2022, the Company completed the sale of its operations in the state of Florida at the final sales price of $67,000,000 which comprised of $63,000,000 in cash and $4,000,000 in liabilities to be assumed by the Buyer. The Buyer made a cash payment of $40,000,000 at closing, $11,500,000 on September 15, 2023, and is required to make an additional installment payment of $11,500,000 on or before March 15, 2023. During the fiscal third quarter of 2022, net proceeds to the Company were $19,558,947 after a principal repayment of $31,599,999 on the Senior Secured Term Loans with Hankey Capital. The final cash payment of $11,500,000 remains due and receivable as of March 25, 2023. The Senior Secured Term Loans remains outstanding and in default as of March 25, 2023.
The $(230.0) million improvement in working capital deficit was primarily related to the $31.6 million principal repayment on the Senior Secured Term Loans that matured on July 31, 2022 and August 1, 2022. The Company’s working capital will be significantly impacted by continued operations and growth in retail operations and the continued stewardship of the Company’s financial resources. The ability to fund working capital needs will also be dependent on the Company’s ability to raise additional debt and equity financing and execute cost savings plans.

Results of Operations
Our consolidated results, in millions, except for per share and percentage data, for the three and nine months ended March 25, 2023, compared to the three and nine months ended March 26, 2022, are as follows:

	Three Months Ended				Nine Months Ended
($ in Millions)	March 25, 2023	March 26, 2022	$ Change	% Change	March 25, 2023	March 26, 2022	$ Change	% Change
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Revenue	$27.2	$35.2	$(8.0)	(23%)	$86.8	$107.5	$(20.7)	(19%)
Cost of Goods Sold	14.1	18.0	(3.9)	(22%)	47.4	55.0	(7.6)	(14%)

Gross Profit	13.1	17.2	(4.1)	(24%)	39.4	52.5	(13.1)	(25%)

Operating Expenses:
General and Administrative	16.7	25.7	(9.0)	(35%)	53.7	89.6	(35.9)	(40%)
Sales and Marketing	0.6	1.0	(0.4)	(40%)	1.6	2.6	(1.0)	(38%)
Depreciation and Amortization	3.2	5.5	(2.3)	(42%)	10.6	17.7	(7.1)	(40%)
Realized and Unrealized Changes in Fair Value of Contingent Consideration	(0.1)	—	(0.1)	—%	(0.9)	(0.3)	(0.6)	200%
Impairment Expense	13.9	8.2	5.7	70%	16.4	8.6	7.8	91%
Other Operating (Income) Expense	2.7	(3.1)	5.8	(187%)	(4.8)	(0.3)	(4.5)	1500%

Total Operating Expenses	37.1	37.3	(0.2)	(1%)	76.6	117.9	(41.3)	(35%)

Loss from Operations	(24.0)	(20.1)	(3.9)	19%	(37.2)	(65.4)	28.2	(43%)

Non-Operating (Income) Expenses:
Interest Expense, net of Interest Income	10.0	7.8	2.2	28%	29.7	26.9	2.8	10%
Accretion of Debt Discount and Loan Origination Fees	1.6	1.3	0.3	23%	4.5	11.5	(7.0)	(61%)
Change in Fair Value of Derivatives	0.5	(9.7)	10.2	(105%)	(2.6)	(25.9)	23.3	(90%)
Gain on Extinguishment of Debt	0.5	—	0.5	—%	0.5	(10.2)	10.7	(105%)

Total Non-Operating Expense	12.6	(0.6)	13.2	(2200%)	32.1	2.3	29.8	1296%

Loss from Continuing Operations Before Provision for Income Taxes	(36.6)	(19.5)	(17.1)	88%	(69.3)	(67.7)	(1.6)	2%
Provision for Income Tax Expense	5.4	—	5.4	—%	(1.4)	(11.6)	10.2	(88%)

Net Loss from Continuing Operations	(31.2)	(19.5)	(11.7)	60%	(65.6)	(79.3)	13.7	(17%)
Net Income (Loss) from Discontinued Operations, Net of Taxes	(3.9)	(10.6)	6.7	(63%)	22.1	(31.7)	53.8	(170%)

Net Income (Loss)	(35.1)	(30.1)	(5.0)	17%	(43.5)	(111.0)	67.5	(61%)

Net Loss Attributable to Non-Controlling Interest	(3.6)	(0.3)	(3.3)	1121%	(4.7)	(6.9)	2.2	(32%)

Net Loss Attributable to Shareholders of MedMen Enterprises Inc.	$(31.5)	$(29.7)	$(1.8)	6%	$(43.7)	$(104.1)	$60.4	(58%)

EBITDA from Continuing Operations (Non-GAAP)	$(21.7)	$(4.8)	$(16.9)	352%	$(24.2)	$(11.1)	$(13.1)	118%
Adjusted EBITDA from Continuing Operations (Non-GAAP)	$(2.1)	$(3.0)	$0.9	(30%)	$(6.1)	$(25.5)	$19.4	(76%)

Revenue

Revenue from continuing operations for the three months ended March 25, 2023 was $27.2 million, a decrease of $8.0 million, or 23%, compared to revenue of $35.2 million for the three months ended March 26, 2022. Revenue from continuing operations for the nine months ended March 25, 2023 was $86.8 million, a decrease of $20.7 million, or 19%, compared to revenue of $107.5 million for the nine months ended March 26, 2022. On a consecutive quarter basis, revenue from continuing operations for the three months ended March 25, 2023 decreased $2.3 million or 8% as compared to the three months December 24, 2022. March 2023 marked the anniversary of when promotions and point-of-sales discounts were introduced in our retail locations.
Revenue in various states in which we operate is as follows:

	Three Months Ended				Nine Months Ended
($ in Millions)	March 25, 2023	March 26, 2022	$ Change	% Change	March 25, 2023	March 26, 2022	$ Change	% Change
California	$17.9	$22.3	$(4.4)	(20)%	$57.4	$70.3	$(12.9)	(18)%
Nevada	2.5	3.8	(1.3)	(34)%	8.3	11.7	(3.4)	(29)%
Illinois	2.7	4.0	(1.3)	(33)%	9.3	12.4	(3.1)	(25)%
Arizona	3.5	4.4	(0.9)	(20)%	9.6	12.2	(2.6)	(21)%
Massachusetts	0.6	0.8	(0.2)	(25)%	2.1	0.8	1.3	163%
Revenue from Continuing Operations	$27.2	$35.3	$(8.1)	(23)%	$86.7	$107.4	$(20.7)	(19)%
Revenue from Discontinued Operations	$1.8	$7.3	$(5.5)	(75)%	$7.8	$22.7	$(14.9)	(66)%
Total Revenue	$29.0	$42.6	$(13.6)	(32)%	$94.5	$130.1	$(35.6)	(27)%
In California, revenue for the three and nine months ended March 25, 2023 experienced a decline of $4.4 million or 20% and $12.9 million or 18%, respectively, over the same prior year periods. This decrease was primarily driven by increased sales discounts as well as lower traffic to our stores. Beginning in March – April 2022 timeframe, we introduced promotional discounts in our stores in California and other states. During this fiscal quarter we also “stacked” and ran multiple types of promotions during times in which our social media outlets and marketing communications were blocked or unavailable, and our in-store promotions ran without comparable added traffic to our stores. In addition, there are other macro-level factors that continue impacting our revenue results including high levels of cannabis production, which we believe has flooded the legal and illegal markets with quality cannabis flower and continue to take market share; the increasing number of new dispensaries within key markets; and a saturated market wherein the California cannabis consumer has an increased number of choices for cannabis products at discounted pricing. During the quarter, we continued to increase our focus on product portfolio and selection, and increased our efforts on allowable-marketing strategies to reach our current loyalty customers and provide higher incentives, as well acquire new consumers that opt to receive communication of promotions only offered in our loyalty programs.
In Nevada, revenue for the three and nine months ended March 25, 2023 experienced a decline of $1.3 million or 34% and $3.4 million or 29%, respectively, over the same prior year periods. We experienced a decline in basket size as well as traffic and conversion rates. Nevada noted an overall decline in legal cannabis sales primarily related to a maturing industry, lower disposable income and a revenue base heavily reliant on tourism.

In both California and Nevada, we had expected to benefit from increasing sales of our MedMen Red private label products. However, the cultivation and production of MedMen Red labeled products have been plagued with delays at the third-party contractor due to financial and operational issues.

In Illinois, revenue for the three and nine months ended March 25, 2023 experienced a decline of $1.3 million or 33% and $3.1 million or 25%, respectively, over the same prior year periods. We continue to face market pressure from additional licenses issued by surrounding municipalities as part of Illinois’ efforts to promote equality and accessible locations for the consumer. We have made great efforts in testing new promotional messaging that, if marketed properly, can increase foot traffic and revenue. The construction and build-out of our second store in Illinois is nearing completion in final stages of regulatory visits and testing. This new store is located 15 miles northwest of Chicago and within similar proximity to our existing store in Oak Park, in a dense suburban area near restaurants, coffee shops and parks.

In Arizona, revenue for the three and nine months ended March 25, 2023 experienced a decline of $0.9 million or 21% and $2.7 million or 22% respectively over the same prior year periods. This decrease resulted from a decline in medical-use sales because of a maturing recreational cannabis industry. Arizona is also experiencing an increase in new dispensary openings, that like California, has resulted in a saturated market. Exacerbating the increase in dispensary openings, is the increase in aggressive promotional cadences by these dispensaries. We continue our efforts to finding the optimal product selection that can meet the demands of both medical and recreational customers including the launch of our private label products, Moss™, from our own cultivation facility in Mesa. The first shipments of Moss™ landed in our store in late December.
In Massachusetts, revenue for the three and nine months ended March 25, 2023 experienced a decline of $0.2 million and an increase of $1.3 million, respectively. Our store near Fenway Park opened December 2021 with no comparable sales for the first six months of the year.
During our first fiscal quarter, we completed the sale of our Florida-based assets. We continue to hold for sale our New York-based assets which are presented as discontinued operations.
Cost of Goods Sold and Gross Profit

Cost of goods sold from continuing operations for the three and nine months ended March 25, 2023 was $14.1 million and $47.4 million compared to $18.0 million and $55.0 million for the three and nine months ended March 26, 2022, respectively, with a decrease of $4.0 million, or 22% and $7.6 million or 14%, respectively.

Gross profit from continuing operations for the three and nine months ended March 25, 2023 was $13.1 million and $39.4 million compared to $17.2 million and $52.5 million for the three and nine months ended March 26, 2022 respectively, with a decrease of $4.1 million, or 24% and $13.0 million or 25%, respectively. Gross margin from continuing operations for the three and nine months ended March 25, 2023 was 48% and 45%, respectively, compared to gross margin of 49% for both the three and nine months ended March 26, 2022. The slight decrease in gross margin from continuing operations for the quarter resulted from lower retail selling prices in specific products in markets where competitors seem to want to compete on price. The slight improvement on year-to-date basis resulted from our continuous efforts to develop vendor programs that reduced our cost of goods sold.
Operating Expenses
Operating expenses for the three and nine months ended March 25, 2023 was $37.1 million and $76.5 million compared to $37.3 million and $118.0 million for the three and nine months ended March 26, 2022, respectively, with a decrease of $0.2 million, or 1% and $41.5 million or 35%, respectively. These changes were primarily attributable to our efforts and focus on our cost management strategy as well as the factors discussed below.
General and administrative expenses (“G&A”) for the three and nine months ended March 25, 2023 was $16.7 million and $53.7 million compared to $25.7 million and $89.6 million for the three and nine months ended March 26, 2022, respectively, with a decrease of $9.0 million, or 35% and $36.0 million or 40%, respectively.

	Three Months Ended				Nine Months Ended
($ in millions)	March 25, 2023	March 26, 2022	$ Change	% Change	March 25, 2023	March 26, 2022	$ Change	% Change
Salaries and Benefits	$6.5	$8.9	$(2.4)	(27)%	$19.8	$28.5	$(8.7)	(31)%
Professional Fees	0.8	2.9	(2.1)	(72)%	4.5	18.2	(13.7)	(75)%
Rent	2.3	4.2	(1.9)	(45)%	9.0	13.7	(4.7)	(34)%
Licenses, Fees and Taxes	2.2	2.4	(0.2)	(8)%	5.9	8.2	(2.3)	(28)%
Share-Based Compensation	1.0	0.6	0.4	67%	4.0	4.4	(0.4)	(9)%
Deal Costs	1.3	2.4	(1.1)	(46)%	1.8	5.2	(3.4)	(65)%
Other General and Administrative	2.6	4.3	(1.7)	(40)%	8.6	11.5	(2.9)	(25)%
Total General and Administrative Expenses	$16.7	$25.7	$(9.0)	(35)%	$53.6	$89.7	$(36.1)	(40)%

Key drivers of the decrease in G&A for the three and nine months ended March 25, 2023 include reductions:
•in rent expense resulting from the termination of leases of vacant properties, negotiated lower rents for certain stores, the closure of our headquarters office and the closure of our distribution center;
•in salaries resulting from reductions in force in both retail and corporate personnel;
•in professional fees resulting primarily from lower legal fees incurred on routine corporate matters, and
•in licenses, fees and taxes resulting from lower insurance premiums.
Deal costs primarily include legal fees incurred for defending litigious matters resulting from failed acquisitions and/or unusual transactions. In prior years, deal costs also included costs and other legal fees resulting from new acquisitions. The decreases in the three and nine months ended March 25, 2023 resulted from a lack of acquisition activity and a reduction in qualifying litigation matters as compared to the three and nine months ended March 26, 2022.
Our focus on reducing company-wide expenses resulted in a decrease in Other G&A, which consists primarily of expenses incurred for security, software licenses, bank fees, repairs and maintenance and utilities, of $1.7 million, or (40)% and $2.9 million, or (25)% during the three and nine months ended March 25, 2023 and March 26, 2022, respectively.
Sales and marketing expenses for the three and nine months ended March 25, 2023 was $0.6 million and $1.6 million compared to $1.0 million and $2.6 million for the three and nine months ended March 26, 2022 respectively, with a decrease of $0.4 million, or 44% and $1.1 million or 40% respectively. The decrease in marketing expenses is primarily the results of lower costs incurred with third party providers in connection with our focus on reducing company-wide expenses.
Depreciation and amortization for the three and nine months ended March 25, 2023 was $3.2 million and $10.6 million compared to $5.5 million and $17.7 million for the three and nine months ended March 26, 2022 respectively, with a decrease of $2.3 million, or 42% and $7.1 million or 40% respectively. The overall decrease is attributable a lower carrying basis of our long-lived assets as a result of the impairment charge recorded in the fourth quarter of 2022 and a delay in new capital projects. We are currently evaluating the long-term benefits of continuing to pursue the build out of some of our locations that are not yet opened or constructed. We are in negotiations with the landlords of our unfinished locations in California and Massachusetts in an effort to reach the best outcome for all parties including the communities that live and work near these unfinished locations possibly deterring from market values.
Impairment expense for the three and nine months ended March 25, 2023 was $13.9 million and $16.4 million compared to $16.4 million and $8.6 million for the three and nine months ended March 26, 2022 respectively, with an increase of $5.7 million and $7.8 million, or 70% and 90%, respectively.
Other operating (income) expense for the three and nine months ended March 25, 2023 was other operating income of $2.7 million and $4.8 million compared to other operating expense of $3.1 million and $0.3 million for the three and nine months ended March 26, 2022 respectively, with a decrease in other operating expense of $5.8 million, or 187% and $4.5 million or 1518% respectively. The decrease in other operating expense of $5.8 million for the three months ended March 25, 2023 was primarily due to a $4.4 million increase in gain on lease terminations, a net $1.4 million gain on legal settlements and recognition of $1.5 million in sublease income, partially offset by a $(4.9) million increase in loss on disposals of assets. The decrease in other operating expense of $4.5 million for the nine months ended March 25, 2023 was primarily due to the net $1.4 million gain on legal settlements, recognition of $3.0 million in sublease income, a $0.8 million increase in gain on lease terminations, partially offset by a $2.4 million decrease in restructuring and reorganization expenses and a $(3.4) million increase in loss on disposals of assets.
Non-Operating Expense
Non-operating expense for the three and nine months ended March 25, 2023 was $12.6 million and $32.1 million compared to non-operating income of $0.6 million and $2.2 million for the three and nine months ended March 26, 2022 respectively, with an increase of $13.3 million, or 2135% and $29.9 million or 1366% respectively. The increase in non-operating expense for the three months ended March 25, 2023 was primarily due a $10.3 million devaluation in the fair value of our derivatives. The increase in non-operating expense for the nine months ended March 25, 2023 was primarily due to a $23.4 million devaluation in the fair value of our derivatives coupled with a decrease in gain on extinguishment of debt of $10.7 million and increase in interest expense of $2.8 million, partially offset by a decrease of $7.0 million in the accretion of our debt discount and loan origination fees.
Provision for Income Taxes
MedMen is subject to income taxes in the jurisdictions in which it operates and, consequently, income tax expense is a function of the allocation of taxable income by jurisdiction and the various activities that impact the timing of taxable events. As we operate in the legal cannabis industry, we are subject to the limits of Internal Revenue Code (“IRC”) Section 280E under which we are only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E and a higher effective tax rate than most industries. However, California does not conform to IRC Section 280E and, accordingly, we deduct all operating expenses on MedMen’s California Franchise Tax Returns.
The provision for income taxes for the three and nine months ended March 25, 2023 was $5.4 million and $(1.4) million compared to $0.0 million and $(11.6) million for the three and nine months ended March 26, 2022 respectively, with a decrease of $5.4 million, or 0% and $10.2 million or, 88%, respectively. The change is primarily due to the Company’s forecasted income and related IRC Section 280E expenditures.
Net Loss
Net loss from continuing operations for the three and nine months ended March 25, 2023 was $31.2 million and $70.6 million compared to $19.5 million and $79.3 million for three and nine months ended March 26, 2022, respectively. For the three and nine months ended March 25, 2023, net loss from continuing operations was favorably impacted by the Company’s continued efforts to optimize selling, general and administrative costs and right-size the Company’s corporate infrastructure and negatively impacted by increases in the Company's non-cash operating and other (income) expenses.
Non-GAAP Financial Measures
EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) transaction costs and restructuring costs; (ii) non-cash share-based compensation expense; (iii) fair value changes in derivative liabilities and contingent consideration; (iv) (gains) losses on disposal of assets, assets held for sale, extinguishment of debt and lease terminations; and (v) other one-time charges for non-cash operating costs. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Reconciliations of GAAP Measures to Non-GAAP Financial Measures
The table below reconciles Net Loss to EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations for the periods indicated.

	Three Months Ended		Nine Months Ended
($ in Millions)	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Net Loss	$(35.09)	$(30.04)	$(48.44)	$(111.01)
Less: Net (Income) Loss from Discontinued Operations, Net	3.88	10.57	(22.13)	31.73
Add (Deduct) Impact of:
Net Interest and Other Financing Costs (1)	11.64	9.14	34.27	38.44
Provision for Income taxes	(5.37)	—	1.39	11.56
Amortization and Depreciation	3.23	5.54	10.70	18.20
EBITDA from Continuing Operations	$(21.71)	$(4.79)	$(24.21)	$(11.08)

Other Operating (Income) Expense:
Share-based Compensation	1.04	0.57	4.02	4.38
Change in Fair Value of Derivative Liabilities	0.54	(9.74)	(2.56)	(25.95)
Change in Fair Value of Contingent Consideration	(0.06)	—	(0.93)	(0.30)
Impairment Expense	13.90	8.17	16.38	8.61
(Gain) Loss on Disposals of Assets	(0.19)	4.72	1.17	4.59
Restructuring and Reorganization Expense	1.34	2.47	2.25	8.05
Gain on Lease Terminations	0.01	(4.43)	(3.45)	(4.26)
(Gain) Loss on Disposal of Assets Held for Sale	—	—	0.53	—
Legal Settlements	1.37	0.01	(2.12)	0.23
Non-Cash Rent Expense	(0.45)	—	1.20	—
Other Non-Cash Operating Costs	2.06	0.04	1.67	(9.75)
Total Adjustments	19.56	1.81	18.16	(14.40)

Adjusted EBITDA from Continuing Operations	$(2.15)	$(2.98)	$(6.05)	$(25.48)
_____________________________________
(1)For the current period, net interest and other financing costs now include accretion of debt discount and loan origination fees of $1.6 million for the three months ended March 25, 2023 and $4.5 million for the nine months ended March 25, 2023. The prior year amount of $1.3 million for the three months ended March 26, 2022 and $11.5 million for the nine months ended March 26, 2022 have been reclassified for consistency with the current year presentation. Accretion of debt discount was previously excluded from the reconciliation of Net Loss to EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations.

EBITDA from Continuing Operations represents our current operating profitability and ability to generate cash flow and includes significant non-cash operating costs. Considering these adjustments, we had EBITDA from Continuing Operations for the three and nine months ended March 25, 2023 of $(21.7) million and $(24.2) million compared to $(4.8) million and $(11.1) million for the three and nine months ended March 25, 2023 respectively, with an increase of $(16.9) million, or 353% and $(13.1) million or, 118% respectively. The improvement in EBITDA from Continuing Operations was primarily due to our continued focus on cost-saving strategies and the reduction of company-wide general and administrative expenses.

Adjusted EBITDA from Continuing Operations for the three and nine months ended March 25, 2023 was $(2.2) million and $(6.1) million compared to $(3.0) million and $(25.5) million for the three and nine months ended March 25, 2023, respectively. The improvement in Adjusted EBITDA from Continuing Operations is similarly due to our continued focus on cost-saving strategies and the reduction of company-wide general and administrative expenses.
Refer to Item 2 “Liquidity and Capital Resources” for further discussion of management’s future outlook.

Cash Flows
The following table summarizes the Company’s consolidated cash flows for the nine months ended March 25, 2023 and March 26, 2022:

	Nine Months Ended
($ in Millions)	March 25, 2023	March 26, 2022	$ Change	% Change
Net Cash Used in Operating Activities	$(23.2)	$(65.4)	$42.2	(65%)
Net Cash Provided by (Used in) Investing Activities	51.4	(4.7)	56.1	(1194)%
Net Cash (Used in) Provided by Financing Activities	(32.8)	73.2	(105.9)	(145%)
Net Increase in Cash and Cash Equivalents	(4.5)	3.1	(7.6)	(245%)
Cash Included in Assets Held for Sale	0.7	1.9	(1.2)	(63)%
Cash and Cash Equivalents, Beginning of Period	11.5	11.6	(0.1)	(1%)
Cash and Cash Equivalents, End of Period	$7.7	$16.6	$(8.9)	(54%)
Cash Flow from Operating Activities
Net cash used in operating activities for the nine months ended March 25, 2023 was $23.2 million compared to $65.4 million net cash used for operating activities for the nine months ended March 26, 2022. The decrease was primarily driven by the impact of our cost management strategy on our G&A expenses, which we reduced by $36.1 million as described in “Results of Operations” above. The extension of payment terms with our vendors during the nine months ended March 25, 2023 resulted in an additional $18.5 million reduction in our operating cash flows.
Cash Flow from Investing Activities
Net cash provided by investing activities for the nine months ended March 25, 2023 was $51.4 million compared to $4.7 million net cash used in investing activities nine months ended March 26, 2022. This was primarily due to the $51.5 million in cash proceeds from the sale of the Company’s operations in the state of Florida during the current period.
Cash Flow from Financing Activities
Net cash used in financing activities for the nine months ended March 25, 2023 was $32.8 million compared to $73.2 million net cash provided by financing activities for the nine months ended March 26, 2022. During the current period, the we made principal payments of $32.8 million on our Senior Secured Term Loan Facility, of which $31.6 million came from the cash proceeds from the sale of our Florida-based operations. Whereas during the comparative prior period, the Company completed a private placement with Serruya Private Equity Inc. (“SPE”) resulting in an equity investment of $100.0 million.
Liquidity and Capital Resources
The primary need for liquidity is to fund working capital requirements of the business, including paying vendors, paying legal expenses, debt service and future growth. The primary source of liquidity has primarily been private and/or public financing and to a lesser extent by cash generated from sales. The ability to fund operations, to make scheduled debt and rent payments and to repay or refinance indebtedness depends on the Company’s future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond its control. Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure.
Off-Balance Sheet Arrangements
The Company has no material undisclosed off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on its results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies, Significant Judgments and Estimates and Recent Accounting Pronouncements
There have been no changes in critical accounting policies, estimates and assumptions from the information provided in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2022 as filed with the SEC on September 9, 2022 that have a significant effect on the amounts recognized in our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022. See “Note 2 – Summary of Significant Accounting Policies” in our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 for recently adopted accounting standards.
Transactions with Related Parties
As of March 25, 2023 and June 25, 2022 there were no amounts due from or due to related parties that were recorded in the Condensed Consolidated Balance Sheets. Refer to “Note 19 – Related Party Transactions” of our unaudited interim condensed consolidated financial statements and accompanying notes for the three and nine months ended March 25, 2023 and March 26, 2022 for further information.
The Company’s Board of Directors each receive quarterly fees of $200,000 of which one-third is paid in cash and two-thirds is paid in Class B Subordinate Voting Shares.
Senior Secured Convertible Credit Facility

As of March 25, 2023, the Company has drawn down a total of $165.0 million on the Convertible Facility, has accrued paid-in-kind interest of $51.1 million with an aggregate weighted average conversion price of approximately $0.24 per share, and an aggregate of 192,981,432 warrants with a weighted average exercise price of $0.15 per share.
Emerging Growth Company Status
The Company is an “emerging growth company” as defined in the Section 2(a) of the Exchange Act, as modified by the Jumpstart Our Business Start-ups Act of 2012, or the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. The Company has elected to take advantage of this extended transition period and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.